________________________________________







                                       UNITED STATES
			     SECURITIES AND EXCHANGE COMMISSION
				Washington, D.C. 20549

					SCHEDULE 13G

			Under the Securities Exchange Act of 1934
			(Amendment No. ___________)*



			        Neah Power Systems
		________________________________________
			(Name of Issuer)



				Common Stock
		________________________________________
			(Title of Class of Securities)


			        63948P206
		______________________________________
				(CUSIP Number)


			December 31, 2015	________________________________________
	(Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ x]	Rule 13d-1(b)

[   ]	Rule 13d-1(c)

[   ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 63948P206
	________________________________________

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1.	Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Bard Associates, Inc.                               36-3452497

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2. 	Check the Appropriate Box if a Member of a Group (See Instructions)

		(a) /  /
		(b) /  /


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3.	SEC Use Only


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4.	Citizenship or Place of Organization

	Illinois

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Number of	5.	Sole Voting Power
Shares
Beneficially		10,000,000
Owned by		---------------------------------------------
Each Reporting	6.	Shared Voting Power
Person with
			0
			---------------------------------------------
		7.	Sole Dispositive Power

			58,193,047
			---------------------------------------------
		8.	Shared Dispositive Power

		        0
			---------------------------------------------

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9.	Aggregate Amount Beneficially Owned by Each Reporting Person

        58,193,047
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10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares
 	(See Instructions)  /   /


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11.	Percent of Class Represented by Amount in Row (9)


4.3%
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12.	Type of Reporting Person (See Instructions)

IA

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ITEM 1.
	(a)	Name of Issuer

		Neah Power Systems
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	(b)	Address of Issuer's Principal Executive Offices

		22118 20th Avenue, Suite 142
		Bothell, WA  98021

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ITEM 2.

	(a)	Name of Person Filing

		Bard Associates, Inc.
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	(b)	Address of Principal Business Office or, if none, Residence

		135 South LaSalle Street, Suite 3700
		Chicago, IL  60603

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	(c)	Citizenship

		United States
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	(d)	Title of Class of Securities

		Common Stock
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	(e)	CUSIP Number

		63948P206
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ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS
	240.13d-1(b) or 240.13d-2(b) or (c), CHECK WHETHER THE
	PERSON FILING IS A:

		(a)	/     / Broker or dealer registered under section 15 of
			The Act (15 U.S.C. 78o).

		(b)	/    / Bank as defined in section 3(a)(6) of the Act
			(15 U.S.C. 78c).

		(c)	/    / Insurance company as deined in section 3(a)(19)
			Of the Act (15. U.S.C. 78c).

		(d)	/   / Investment company registered under section 8 of
			The Investment Company Act of 1940 (15 U.S.C. 80a-8).

		(e)	/ x / An investment adviser in accordance with Section
			240.13d-1(b)(1)(ii)(E);

		(f)	/   / An employee benefit plan or endowment fund in
			 accordance with Section 240.13d-1(b)(1)(ii)(F);

		(g)	/   / A parent holding company or control person in
			 accordance with Section 240.13d-1(b)(1)(1)(ii)(G);

		(h)	/   / A savings association as defined in Section 3(b) of
			the Federal Deposit Insurance Act (12 U.S.C. 1813);

		(i)	/   / A church plan that is excluded from the definition
			of an Investment company under section 3(c)(14) of the Investment Company Act of 1940 (15. U.S.C. 80a-3);

		(j)	/   / Group, in accordance with Section
			240.13d-1(b)(1)(ii)(J).

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ITEM 4.	OWNERSHIP

	The number of shares beneficially owned set forth in Item 4(a) is comprised of 58,193,047 shares of common stock.

	The information reported below in this Item 4 is as of December 31, 2015. The percentage set forth in Item 4(b) is calculated based on 1,364,055,829 shares of the Issuer's Common Stock outstanding as of December 16, 2015, as reported in the Issuer's Form 10K for the period ended September 30,2015 (filed January 13, 2016).


		(a)	Amount beneficially owned:

		58,193,047

		(b)	Percent of Class

		4.3%

		(c) 	Number of shares as to which the person has:

			(i)	Sole power to vote or to direct the vote
			10,000,000
			-----------------------------------------------------
			(ii)	Shared power to vote or to direct the vote

			0
			------------------------------------------------------
			(iii)  Sole power to dispose or to direct the disposition of

			58,193,047
			-------------------------------------------------------
			(iv)  Shared power to dispose or to direct the disposition of

			0
			---------------------------------------------------------

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof The reporting person has ceased to be the beneficial owner of more than five
Percent of the class of securities, check the following   / x   /.


ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
		ANOTHER PERSON


ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
	WHICH ACQUIRED THE SECURITY BEING REPORTED ON
	BY THE PARENT HOLDING COMPANY OR CONTROL PERSON


ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
	GROUP


ITEM 9.	NOTICE OF DISSOLUTION OF GROUP


ITEM 10.CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participantin any transaction having that purpose or effect.


					SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

					1/28/2016

				--------------------------------------------
					Date

				/s/ Timothy B. Johnson
				----------------------------------------------
					Signature

				Timothy B. Johnson/ President
				-----------------------------------------------------
					Name/Title